Item 77M - DWS Bond VIP (a series of DWS
Variable Series I)

At a meeting held on November 18, 2011, the Board of Trustees of DWS Core Fixed Income VIP ("Core
Fixed Income VIP"), a series of DWS Variable
Series II and DWS Bond VIP ("Bond VIP"), a series of DWS Variable Series I, approved the merger of Core Fixed Income VIP into Bond VIP.

Effective May 1, 2012, Core Fixed Income VIP merged into Bond VIP.



 For internal use only
E:\Electronic Working Files\03 - NSAR\2011\6-30-11\DWS Variable
Series II\03-Exhibits\Exhibit 77M Strategic Value VIP Turner Mid Cap Growth VIP and Mid Cap Growth VIP mergers.doc
 For internal use only

 For internal use only